Exhibit 99.1
Healthpeak Properties Names Kelvin Moses as Chief Financial Officer

DENVER, April 24, 2025 /Business Wire/ -- Healthpeak Properties, Inc. (NYSE: DOC), a leading owner, operator, and developer of real estate for healthcare discovery and delivery, announced that current Executive Vice President – Investments and Portfolio Management, Kelvin Moses, has been promoted and appointed as its Chief Financial Officer.

“Kelvin has made a tremendous impact since joining Healthpeak in 2018, and we are excited to elevate him to this key role on the executive team,” said Scott Brinker, President and Chief Executive Officer. “His strategic mindset, healthcare insight, and investment and operational experience make him uniquely qualified to help guide Healthpeak through our next phase of growth. I have full confidence Kelvin’s experience, skillset, and perspective will complement our high-performing accounting, finance, and investor relations teams.”

Commenting on his appointment, Mr. Moses shared, “I’m honored to be appointed CFO of Healthpeak, a company and team I’ve believed in and served for seven years, working to develop our industry-leading platform and unmatched capabilities in outpatient medical and lab real estate.” He continued, “I look forward to the continued collaboration with this highly motivated and energized team to shape our business strategy and deliver results for shareholders while embodying Healthpeak’s WE CARE core values.”

Mr. Moses joined Healthpeak in 2018 and has held a range of leadership roles across investments, operations, portfolio management, and development. Most recently, Mr. Moses served as Executive Vice President – Investments and Portfolio Management, where he led the integration of the $5 billion Physicians Realty Trust merger, which delivered $50 million in first-year synergies—$10 million above the company’s initial forecast—establishing Healthpeak as the largest owner of outpatient medical real estate nationwide. Prior to Healthpeak, he held positions in the healthcare and real estate investment banking groups at Barclays PLC. Mr. Moses received a Bachelor of Arts from Georgetown University, where he was a varsity athlete.

Supporting Mr. Moses’ responsibilities, Healthpeak’s current talented and experienced accounting, finance, investor relations, and portfolio management leadership team remains in place:

•Shawn Johnston, Executive Vice President and Chief Accounting Officer, continues to lead corporate & property accounting and tax.
•Ankit Patadia, Executive Vice President, Treasurer and Head of Finance & Capital Markets, continues to lead finance and capital markets.
•Andrew Johns, Senior Vice President – Finance and Investor Relations, continues to lead investor relations.
•Erika Gjovik, Senior Vice President – Portfolio Management, continues to lead portfolio management.

ABOUT HEALTHPEAK PROPERTIES
Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns, operates, and develops high-quality real estate for healthcare discovery and delivery. For more information regarding Healthpeak, visit www.healthpeak.com.

CONTACT

Andrew Johns, CFA
Senior Vice President – Finance and Investor Relations
720-428-5050